Filed pursuant to Rule 433

Registration No. 333-181385

October 10, 2012

Final Term Sheet

EUR 5,000,000,000 1.25% Global Bonds due 2019

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	EUR 5,000,000,000

Denomination:	EUR 1,000

Maturity:	October 17, 2019

Redemption Amount:	100%

Interest Rate:	1.25% per annum, payable annually in arrears

Date of Pricing:	October 10, 2012

Closing Date:	October 17, 2012

Interest Payment Dates:	October 17 in each year

Currency of Payments:	EUR

Price to Public/Issue Price:	99.231%

Underwriting Commissions:	0.15%

Proceeds to Issuer:	99.081%

Format:	SEC-registered global bonds

Listing:	Frankfurt Stock Exchange (regulated market)

Business Day:	Frankfurt

Business Day Convention:	Following, unadjusted

Day Count Fraction:	Actual/Actual ICMA

Governing Law/Jurisdiction:	German Law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	CBF (CBL, Euroclear)

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

ISIN:	DE000A1RET23

Ratings of Issuer:[1]	AAA by Standard & Poor’s, Aaa by Moody’s Investors Service[2] and AAA by Fitch Ratings.

Lead Managers:	Credit Suisse Deutsche Bank J.P. Morgan

Co-Lead Managers:

Crédit Agricole CIB

DZ BANK AG

Goldman Sachs International

Landesbank Baden-Württemberg

NORD/LB

Rabobank International

RBC Capital Markets

RBS

Société Générale Corporate & Investment Banking

UniCredit Bank

Stabilization Manager:	Deutsche Bank Aktiengesellschaft

Paying Agent:	KfW

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the bonds is available under the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746912008095/a2210633z424b3.htm . KfW’s base prospectus relating to the bonds is available through the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746912008091/a2209648z424b3.htm . Alternatively, Deutsche Bank will arrange to send you the prospectus, which you may request by calling toll-free +1-800-503-4611.

[1]

A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

[2]	Outlook changed to “negative” on July 25, 2012.